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                                                                  Exhibit (a)(7)

                                 [Company Logo}


                            NORTH COAST ENERGY, INC.
                       YOUR PARTNER IN ENERGY DEVELOPMENT



                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

                          NORTH COAST ENERGY ANNOUNCES
                     FORMATION OF YEAR END DRILLING PROGRAM

CLEVELAND, OHIO, January 2, 1997 - NORTH COAST ENERGY, INC. (NASDAQ:NCEB) announced the formation of its 1996-2 private drilling program with total investor contributions of $2,115,000. The program, a limited partnership with five limited partners and sixty-two additional general partners will drill a series of development natural gas and oil wells on a portion of North Coast's inventory of proved undeveloped leases in Ohio and Pennsylvania.

A Company spokesman emphasized that North Coast intends to complete the drilling by March 31st and to place wells into production as soon as pipelines and meter sets can be completed.

NORTH COAST ENERGY, INC. is an independent natural gas and oil company engaged in exploration, development and production primarily in the Appalachian Basin region of Ohio and Pennsylvania.

For more information about NORTH COAST ENERGY contact Share Owner Services, Vicki Matjasic at (216) 425-2330.





                  1993 Case Parkway Twinsburg, Ohio 44087-2343
              (800) 645-6427 (216) 425-2330 Fax: (216) 405-3298